                                   EXHIBIT 3

                                                                                      Percent of Class
                                                          Number of                     Beneficially
              Name of Reporting Person                    Shares(7)                        Owned(1)
          ---------------------------------       -----------------------         -----------------------
          Mayfield VII,
          a California Limited Partnership                   2,973,202 (2)                            9.3%

          Mayfield VII Management
          Partners, a California Limited
          Partnership                                        2,973,202 (2)                            9.3%

          Mayfield Associates Fund II, a                       156,485 (3)                            0.5%
          California Limited Partnership

          Yogen K. Dalal                                     3,159,132 (4)(5)                         9.9%

          F. Gibson Myers                                    3,274,409 (4)(6)                        10.2%

          Kevin A. Fong                                      3,274,409 (4)(6)                        10.2%

          William D. Unger                                   3,274,409 (4)(6)                        10.2%

          Wendell G. Van Auken, III                          3,274,409 (4)(6)                        10.2%

          Michael J. Levinthal                               3,274,409 (4)(6)                        10.2%

          A. Grant Heidrich, III                             3,274,409 (4)(6)                        10.2%

          Total                                              3,303,854                               10.3%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of November 13, 2000 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2000.

(2) Represents 2,973,202 shares held directly by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3)  Represents 156,485 shares held directly by Mayfield Associates Fund II.

(4) The individual Reporting Persons are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII Management Partners and Mayfield Associates Fund II, but disclaim such beneficial ownership.

(5) Includes 21,945 shares held directly by Mr. Dalal as trustee and options to purchase 7,500 shares that are vested or will be vested within 60 days.

(6) Includes 144,722 shares held in Voice Trust, a trust for which the individual Reporting Persons, other than Mr. Dalal, serve as trustees, and of which the individual Reporting Persons or their family trusts, other than Mr. Dalal, are trustors and beneficiaries. The individual Reporting Persons, other than Mr. Dalal, may be deemed to have shared voting and dispositive power over the shares held in Voice Trust, but disclaim such beneficial ownership except to the extent of their beneficial interest.

(7) Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are held by any other individual Reporting Person in his or her individual capacity.

                             Page 34 of 34 pages.